Exhibit 99.3

RUMBLEON, INC.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 2,392,344 Shares of Class B Common Stock Issuable Upon Exercise of Non-Transferable Subscription Rights

November 26, 2024

Dear Stockholder:

This letter is being distributed to custodian banks, broker, dealers, and other nominees in connection with the rights offering by RumbleOn, Inc. (the “Company”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for up to an aggregate of 2,392,344 shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B common stock”). The Subscription Rights are offered on the terms and subject to the conditions described in the Company’s prospectus supplement dated November 26, 2024 and the accompanying base prospectus (as amended from time to time, together, the “Prospectus”) and are evidenced by Non-Transferable Subscription Rights Certificates (the “Rights Certificates”).

Pursuant to the rights offering described in the Prospectus (the “Rights Offering”), each stockholder (each, an “Eligible Stockholder”) owning shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A common stock”), or Class B common stock as of the close of business on November 25, 2024 (the “Record Date”) will receive one non-transferable Subscription Right for every share of Class A Common stock or Class B common stock held as of the Record Date. Each Subscription Right entitles the holder to purchase 0.0677 shares of Class B common stock. The subscription price is $4.18 per whole share of Class B common stock, payable in cash (the “Subscription Price”). No fractional shares of Class B common stock will be issued upon the exercise of any Subscription Rights. Accordingly, as each Subscription Right represents the right to purchase 0.0677 shares of Class B common stock, an Eligible Stockholder must hold at least 15 shares of Class A common stock or Class B common stock to receive sufficient Subscription Rights to purchase at least one share of Class B common stock in the Rights Offering. If, pursuant to an Eligible Stockholder’s exercise of its Subscription Rights, the number of shares of Class B common stock that such Eligible Stockholder would be entitled to receive would result in receipt of a fractional share, the aggregate number of shares of Class B common stock the Eligible Stockholder is entitled to purchase will be rounded down to the nearest whole number. The Subscription Price must be paid for each whole share of Class B common stock that is purchased. If you do not ultimately purchase the full amount of shares that you have requested to purchase, Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will return any excess payments, without interest or deduction through The Depositary Trust and Clearing Corporation (“DTCC”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on November 26, 2024 and ends at 5:00 p.m., Eastern Time, on December 12, 2024 (the “Expiration Time”), unless extended by the Company. The Subscription Rights are non-transferable and will not be listed for trading on any stock exchange. This means that Eligible Stockholders may not sell, transfer, or assign their Subscription Rights to anyone else. The Class B common stock is listed on the Nasdaq Capital Market under the symbol “RMBL.”

The Company is asking that you contact your clients for whom you hold shares of Class B common stock registered in your name(s) or in the name(s) of your nominee(s) to obtain instructions with respect to the Subscription Rights. If you hold Subscription Rights for the account of more than one client, you may aggregate your exercise of Subscription Rights for all your clients, provided that you identify the number of Subscription Rights you are exercising for each client.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	the Prospectus;

2.	a form of letter and Beneficial Owner Election Form, on which you may obtain your clients’ instructions with respect to the Rights Offering; and

3.	Nominee Holder Certification.

Subscription Rights not exercised prior to the Expiration Time will expire without value. The properly completed and duly executed Rights Certificate should be submitted to the Subscription Agent through DTCC. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and payment of the aggregate Subscription Price prior to the Expiration Time.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AND INFORMATION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 789-8409 OR VIA EMAIL AT SHAREHOLDER@BROADRIDGE.COM.